NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
October 29, 2014	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2014
THIRD QUARTER RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter results for 2014, reporting net income of $47.9 million for the quarter compared with net income of $38.1 million for the third quarter of 2013. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending September 30, 2014, next month.
The Bank's board of directors also declared a dividend equal to an annual yield of 1.49 percent, the approximate daily average three-month LIBOR yield for the third quarter of 2014 plus 125 basis points. The dividend, based on average stock outstanding for the third quarter of 2014, will be paid on November 4, 2014.
“With the Bank's consistent financial performance and a balance sheet that continues to grow stronger, members know they can rely on our low-cost liquidity and funding in every economic environment," said President and Chief Executive Officer Edward A. Hjerpe III. "We were also pleased to be able to repurchase an additional $500 million of excess stock in the third quarter.”
Third Quarter 2014 Operating Highlights
Net income was $47.9 million, an important component of which was $17.5 million from litigation settlements related to certain investments in private-label mortgage-backed securities. The Bank contributed $5.5 million to its Affordable Housing Program (AHP) for the quarter based on these results.
Net interest income after provision for credit losses for the quarter ending September 30, 2014, was $51.2 million, compared with $58.3 million for the same period in 2013. Contributing to the $7.1 million decrease in net interest income after provision for credit losses was a decrease in net prepayment fees(1) of $2.1 million, from $3.4 million in 2013 to $1.3 million in 2014, as well as a narrowing of the spread between interest earned on assets and interest paid on liabilities. Partially offsetting these decreases to net interest income after provision for credit losses was an increase in interest income resulting from a $13.2 billion increase in average earning assets, from $40.7 billion for 2013, to $53.9 billion for 2014. The increase in average earning assets was driven by an $8.8 billion increase in average advances balances and a $4.4 billion increase in average investments balances. However, growth in these asset categories was concentrated in low-margin, short-term maturities.
Additionally, $9.0 million of the Bank's interest income for the quarter ended September 30, 2014, was from the accretion of the discount on securities that were other-than-temporarily impaired in prior quarters, but for which a significant improvement in projected cash flows(2) has subsequently been recognized. This represents an increase of $3.1 million, from $5.9 million recorded in the third quarter of 2013.

Net interest spread was 0.33 percent for the quarter ended September 30, 2014, a 16 basis point decrease from the same period in 2013, and net interest margin was 0.38 percent, a 19 basis point decrease from the same period in 2013. The decrease in net interest spread reflects a 33 basis point decrease in the average yield on earning assets and a 17 basis point decrease in the average yield on interest-bearing liabilities. The majority of this decline is attributable to a narrowing of the spread between interest earned on assets and interest paid on liabilities due to the repayment of higher yielding mortgage loans and advances, which have been replaced primarily with lower yielding short-term investments and advances. The Bank had expected this compression in net interest margin and net interest spread due to the prolonged low interest-rate environment, and expects such compression to continue.
September 30, 2014 Balance-Sheet Highlights
Total assets increased 16.3 percent to $51.9 billion at September 30, 2014, up from $44.6 billion at year-end 2013. During the nine months ended September 30, 2014, advances increased $3.9 billion, or 14.1 percent, to $31.4 billion, compared with $27.5 billion at year-end 2013. The increase of advances during 2014 was concentrated primarily in short-term advances.
Total investments were $15.2 billion at September 30, 2014, an increase of $2.2 billion, or 16.8 percent, compared with $13.0 billion at December 31, 2013. Short-term money market investments increased by $1.4 billion and MBS increased by $1.6 billion, offset by a decrease of $807.2 million in agency debentures. The par value of private-label MBS was $1.8 billion at September 30, 2014, a decrease of $141.8 million from December 31, 2013, while the carrying value of these investments was $1.1 billion at September 30, 2014, a decline of $65.8 million from December 31, 2013.
Investments in mortgage loans totaled $3.4 billion at September 30, 2014, an increase of $35.4 million from year-end 2013.
Mandatorily redeemable capital stock declined $733.3 million to $244.0 million as of September 30, 2014, from $977.3 million as of year-end 2013, primarily due to the Bank's repurchases of excess capital stock. GAAP capital at September 30, 2014, was $2.8 billion, a decrease of $8.5 million from year-end 2013. Capital stock decreased by $137.0 million due to the repurchase of $266.3 million of capital stock offset by the issuance of $129.7 million of capital stock. Restricted retained earnings totaled $129.9 million at September 30, 2014, while total retained earnings at September 30, 2014, grew to $876.2 million, an increase of $87.4 million from December 31, 2013. Accumulated other comprehensive loss totaled $440.5 million at September 30, 2014, an improvement of $41.1 million from December 31, 2013.
The Bank was in compliance with all regulatory capital ratios as well as internal capital requirements at September 30, 2014, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2014.(3)
About the Bank
The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	9/30/2014	6/30/2014	12/31/2013
ASSETS
Advances	$31,409,529	$32,299,253	$27,516,678
Investments (4)	15,165,427	18,533,830	12,981,340
Mortgage loans held for portfolio, net	3,403,883	3,353,946	3,368,476
Other assets	1,926,027	395,678	771,582
Total assets	$51,904,866	$54,582,707	$44,638,076

LIABILITIES
Consolidated obligations, net	$47,570,523	$49,858,515	$39,526,687
Deposits	520,864	466,755	517,565
Mandatorily redeemable capital stock	244,045	603,987	977,348
Other liabilities	740,196	771,419	778,731

CAPITAL
Class B capital stock	2,393,508	2,489,859	2,530,471
Retained earnings - unrestricted	746,329	717,271	681,978
Retained earnings - restricted (5)	129,863	120,288	106,812
Total retained earnings	876,192	837,559	788,790
Accumulated other comprehensive loss	(440,462)	(445,387)	(481,516)
Total capital	2,829,238	2,882,031	2,837,745
Total liabilities and capital	$51,904,866	$54,582,707	$44,638,076

Total regulatory capital-to-assets ratio	6.8%	7.2%	9.6%
Ratio of market value of equity (MVE) to par value of capital stock (6)	130.2%	124.4%	119.4%

Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2014	6/30/2014	9/30/2013	9/30/2014	9/30/2013

Total interest income	$140,101	$136,812	$139,879	$413,614	$445,729
Total interest expense	88,497	86,765	81,476	257,394	250,268
Net interest income	51,604	50,047	58,403	156,220	195,461
Net interest income after provision for credit losses	51,231	49,804	58,320	155,926	197,655
Net other-than-temporary impairment losses on investment securities recognized in income	(311)	(399)	(1,528)	(1,168)	(2,343)
Litigation settlements	17,543	159	812	22,012	812
Other income (loss)	553	1,900	592	1,135	(8,150)
Operating expense	13,951	14,309	13,855	43,120	40,065
Other expense	1,722	2,064	1,929	5,880	6,564
AHP assessment	5,470	3,778	4,333	13,654	14,343
Net income	$47,873	$31,313	$38,079	$115,251	$127,002

Performance Ratios: (7)
Return on average assets	0.35%	0.24%	0.37%	0.30%	0.43%
Return on average equity (8)	6.70%	4.38%	5.73%	5.39%	5.83%
Net interest spread	0.33%	0.33%	0.49%	0.36%	0.58%
Net interest margin	0.38%	0.38%	0.57%	0.41%	0.67%

(1)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)
Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. The adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(3)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 24, 2014 (the 2013 Annual Report).

(4)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(5)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent of quarterly net income. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2013 Annual Report.

(6)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2013 Annual Report.

(7)	Yields for quarterly periods are annualized.

(8)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “anticipates,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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